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As filed with the Securities and Exchange Commission on December 24, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIRST REGIONAL BANCORP
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	95-3582843 (I.R.S. Employer Identification Number)

1801 Century Park East
Los Angeles, California 90067
(310) 552-1776
(Address, including Zip Code, and Telephone Number,
including Area Code, of Registrant's Principal Executive Offices)

Thomas E. McCullough
Corporate Secretary
1801 Century Park East
Los Angeles, California 90067
(310) 552-1776
(Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
Steven J. Sweeney, Esq. Executive Vice President and General Counsel First Regional Bank 1801 Century Park East Los Angeles, California 90067 (310) 552-1776	Gary M. Horgan, Esq. Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 (818) 340-6100

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)

6% Convertible Subordinated Debentures due October 30, 2023	$15,000,000	100%	$15,000,000	$1,214(4)

Common Stock, no par value per share	(2)	N/A	N/A	(3)

Total

(1)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(i) under the Securities Act of 1933, as amended. The fee is calculated on the basis of the offering price of the 6% Convertible Subordinated Debentures due 2023 alone.
(2)
Includes such indeterminate number of shares of the Registrant's common stock, no par value, issuable upon conversion of the 6% Convertible Subordinated Debentures due October 30, 2023 registered hereby. The 6% Convertible Subordinated Debentures are initially convertible into approximately 36.3636 shares of the Registrant's common stock per $1,000 principal amount of Debentures, subject to adjustment in certain circumstances. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional number of shares of common stock as may be issuable from time to time upon the conversion of the 6% Convertible Subordinated Debentures as a result of stock dividends, stock splits, recapitalizations or similar events.
(3)
Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no additional registration fee is required with respect to the shares of common stock issuable upon conversion of the 6% Convertible Subordinated Debentures because no additional consideration will be received upon conversion.
(4)
Fee calculated based on $80.90 per $1,000,000 of the estimated maximum aggregate offering price of the 6% Convertible Subordinated Debentures, as determined pursuant to Section 6(b) of the Securities Act of 1933 and Release No. 33-8095 of the Securities and Exchange Commission. Fee paid herewith.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities pursuant hereto until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 24, 2003

PROSPECTUS

FIRST REGIONAL BANCORP

$15,000,000

6% Convertible Subordinated Debentures
due October 30, 2023

and

Shares of Common Stock
Issuable upon Conversion of the Debentures

        On October 30, 2003, First Regional Bancorp issued and sold $15.0 million aggregate principal amount of its 6% Convertible Subordinated Debentures due October 30, 2023 in private placement transactions. The Convertible Subordinated Debentures are initially convertible into approximately 36.3636 shares of First Regional common stock, no par value per share, per each $1,000 principal amount of Convertible Subordinated Debentures, subject to adjustment in certain circumstances. This rate is equivalent to a conversion price of $27.50 per share. First Regional will pay interest on the Convertible Subordinated Debentures semiannually on April 30 and October 30 of each year.

        This prospectus and the documents incorporated by reference herein provide a description of the Convertible Subordinated Debentures and the First Regional common stock issuable upon conversion of the Convertible Subordinated Debentures that the selling security holders may offer from time to time. The prospectus will be used by the selling security holders to offer such securities as set forth in the discussion entitled "Plan of Distribution."

        The selling security holders will receive all of the proceeds from the sale of the Debentures and First Regional common stock offered pursuant to this prospectus. First Regional will not receive any proceeds from the sale of the Convertible Subordinated Debentures or the First Regional common stock offered pursuant to this prospectus.

        First Regional's common stock is traded on the Nasdaq National Market (symbol: FRGB). On December 23, 2003 the last reported sales price per share of First Regional common stock was $29.23.

        The Debentures are not listed on any securities exchange or included in any automated quotation system.

        Investing in First Regional's Convertible Subordinated Debentures and First Regional common stock involves risks that are described in the "Risk Factors" section of this prospectus beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This date of this prospectus is                        , 2003

PROSPECTUS SUMMARY

        The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the financial data and related notes, the discussion entitled "Risk Factors" beginning on page 6 and the documents incorporated by reference before making a decision to invest in First Regional Bancorp's 6% Convertible Subordinated Debentures or First Regional common stock offered hereunder.

About this Prospectus

        This prospectus forms a part of a registration statement that First Regional Bancorp, referred to as First Regional, filed with the Securities and Exchange Commission, referred to as the SEC, using a "shelf" registration process. Under this shelf process, the selling security holders may sell any of the 6% Convertible Subordinated Debentures due October 30, 2023, referred to as the Debentures, in one or more offerings. Debenture holders may also surrender the Debentures to First Regional to convert them into shares of First Regional common stock. This prospectus also covers the sale by the selling security holders of such shares of First Regional common stock issued upon conversion of the Debentures.

        This prospectus provides you with a general description of the Debentures and the conversion shares the selling security holders may offer from time to time. Each time selling security holders desire to sell Debentures or the conversion shares, First Regional will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described in the discussion entitled "Where You Can Find More Information; Incorporation of Documents by Reference."

First Regional Bancorp

        First Regional Bancorp was incorporated in California as Great American Bancorp on February 18, 1981 for purposes of becoming a bank holding company and acquiring all of the outstanding common stock of First Regional Bank, formerly Great American Bank, which was organized and received its banking charter from the State of California in 1979. Both First Regional and the Bank changed their names from Great American to First Regional in connection with the sale of the Great American name to another financial institution in 1987. We have operated continuously in Century City since our inception.

        We are a one-bank holding company and First Regional Bank is our principal subsidiary. The common stock of First Regional is publicly traded and is held by approximately 700 shareholders, with the officers, directors, and their related interests controlling slightly more than 50% of our outstanding shares of common stock.

        The Bank currently has eight regional offices in Los Angeles, Orange and Ventura counties, and we may establish additional regional offices in the years to come. The Bank's core banking operations also include a Merchant Services division, which provides credit card and Automated Clearing House (ACH) processing for merchants. In addition to its core banking operations, the Bank has two additional business segments, one of which is administrative services performed by the Bank's subsidiary, Trust Administration Services Corp., or "TASC." TASC provides administrative and custodial services for self-directed retirement plans. The Bank's other business segment is its Trust and Investment Division, which provides trust services for living trusts, investment agency accounts, IRA rollovers, and all forms of court-related matters. While we have no formal acquisition plans, we remain open to such possibilities should competitive circumstances make them advisable or should significant opportunities present themselves.

        Our emphasis from our inception has been on meeting the financial services needs of businesses and professionals and we seek to continue to increase our penetration and visibility in the local business community, to increase lending activity and to obtain higher levels of core deposits from businesses and professionals.

        Real estate related lending has always been an important part of our loan activity, in part due to the unique expertise and industry knowledge of our officers and directors. We will seek to maintain and improve our position in the real estate finance arena to borrowers of proven expertise and financial strength.

Additional Information About First Regional

        Our common stock is traded on the Nasdaq National Market under the symbol "FRGB." Our headquarters are located at 1801 Century Park East, Suite 800, Century City, CA 90067. Our phone number is (310) 552-1776 and our website is www.firstregional.com.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are filed electronically with the SEC and are available at the SEC's website, www.sec.gov. In addition, you may request a copy of any SEC filing at no cost, by writing to First Regional Bancorp, Attention: Chief Financial Officer, at the address above.

The Offering

Issuer	First Regional Bancorp
Securities offered	$15,000,000 in principal amount of 6% Convertible Subordinated Debentures due 2023 and the First Regional common stock issuable upon conversion of the Debentures, referred to as conversion shares.
Maturity date	The Debentures mature on October 30, 2023.
Interest rate	6.00% per annum.
Interest payment dates	Commencing April 30, 2004, First Regional will pay interest on the Debentures semiannually on April 30 and October 30 of each year.
Conversion Rights
The Debentures are convertible into shares of First Regional common stock at the option of the respective holders at any time before their maturity or redemption at a conversion price of $27.50 (equivalent to a conversion rate of 36.3636 shares per $1,000 principal amount of Debentures), subject to adjustment in certain events. Unless First Regional has previously redeemed or repurchased the Debentures, they are convertible at any time before the close of business on October 30, 2023. Holders of Debentures called for redemption or submitted for repurchase may still convert the Debentures any time prior to the close of business on the business day immediately preceding the date fixed for redemption or repurchase. See "Description of the Debentures — Conversion Rights."
Optional redemption by First Regional
The Debentures are redeemable by First Regional, in whole or in part, at any time and from time to time on not less than 30 nor more than 60 days' notice, on or after October 30, 2006. After October 30, 2006 and before October 30, 2007, First Regional may redeem the Debentures at a redemption price equal to 106% of the principal amount, together with accrued interest to the redemption date. After October 30, 2007, First Regional may redeem the Debentures at a redemption price equal to 100% of the principal amount, together with accrued interest to the redemption date. In addition, First Regional may redeem the Debentures at its option, in whole or in part, at any time while the Debentures are outstanding without the payment of any premium if the average closing price of the First Regional common stock for at least 30 consecutive trading days equals or exceeds 140% of the conversion price then in effect. See "Description of the Debentures — Optional Redemption."
Subordination
The payment of principal and premium, if any, and interest on the Debentures is subordinated to all existing and future Senior Indebtedness (as defined herein on page 25. First Regional currently has no Senior Indebtedness. The Indenture which governs the Debentures does not limit the incurrence of indebtedness, including Senior Indebtedness, by First Regional. See "Description of the Debentures — Subordination of Debentures."

Book-entry system
The Debentures were issued in fully registered form without interest coupons and in minimum denominations of $1,000. The Debentures are evidenced by a global note deposited with the trustee for the Debentures, as custodian for the Depository Trust Company. Beneficial interests in the global note are shown on, and transfers of those beneficial interests can only be made through, records maintained by the Depository Trust Company and its participants. See "Description of the Debentures — Book-Entry."
Use of proceeds
The selling security holders will receive all of the proceeds from the sale of the Debentures and First Regional common stock offered pursuant to this prospectus. First Regional will not receive any of the proceeds from the resale of the securities offered pursuant to this prospectus.
Registration rights
Pursuant to a registration rights agreement, First Regional agreed, subject to specified conditions, to file with the SEC on or before December 29, 2003 and to use its best reasonable efforts to cause to become effective on or before February 27, 2004, the registration statement of which this prospectus forms a part, referred to as the shelf registration statement. If First Regional fails to comply with certain obligations under the registration rights agreement, liquidated damages will be payable on the Debentures and the conversion shares. First Regional has filed the shelf registration statement with the SEC. See "Description of the Debentures — Registration Rights."
Absence of market for Debentures
There has been no public market for the Debentures. Keefe, Bruyette, & Woods, Inc., which served as First Regional's placement agent in its private placement of the Debentures, has advised First Regional that it intends to make a market in the Debentures and the conversion shares of First Regional's common stock but is not obligated to do so and may discontinue market making at any time without notice.
Listing of common stock	First Regional common stock is listed on the Nasdaq National Market under the symbol "FRGB."
Risk factors
You should read the discussion entitled "Risk Factors" beginning on page 6 of this prospectus so that you understand the risks associated with an investment in the Debentures and/or First Regional common stock.

Notice to Investors

        The Debentures are available in book-entry form only. The Debentures were issued in the form of global certificates, which are deposited with, or on behalf of, The Depository Trust Company, a New York corporation, referred to as the DTC, and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global certificates are shown on, and transfers of the global certificates will be effected only through, records maintained by DTC and its participants. See "Description of the Debentures—Book-Entry."

Ratio of Earnings to Fixed Charges

        The ratio of earnings to fixed charges of First Regional for each of the periods indicated is as follows:

Fiscal Year
					Nine Months Ended September 30, 2003
1998	1999	2000	2001	2002
1.845x	1.659x	1.814x	1.802x	2.624x	3.276x

        Please see the section entitled "Ratio of Earnings to Fixed Charges" below for an explanation as to how the Ratio of Earnings to Fixed Charges is calculated.

RISK FACTORS

        Investing in the Debentures and in First Regional common stock involves risks. In addition to the other information contained in this prospectus, you should consider carefully the following risks before purchasing our securities. If any of these risks occurs, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

        We depend on cash dividends from our subsidiary, First Regional Bank, to meet our cash obligations. Failure of the Bank to pay sufficient cash dividends would prevent us from paying interest on the Debentures or principal at maturity.

        First Regional Bancorp is a holding company and reports financial information on a consolidated basis with its subsidiaries. Substantially all of the assets held by the consolidated companies are held by First Regional Bancorp's subsidiaries, in particular First Regional Bank. As a holding company, dividends from the Bank provide a substantial portion of First Regional's cash flow, which will be used to pay interest on the Debentures and is used to service the interest payments on our trust preferred securities. Various statutory provisions and regulations of California's Department of Financial Institutions and the FDIC limit the amount of dividends the Bank can pay to First Regional Bancorp without regulatory approval. In certain cases, these authorities may even prohibit the Bank from paying dividends to First Regional Bancorp. See "Limitations on Dividend Payments" on page 14 of First Regional's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference.

        Holders of Debentures are not protected in the event of a material adverse change in First Regional's financial condition or results of operations.

        The covenants in the indenture governing the Debentures are limited and do not protect holders of Debentures in the event of a material adverse change in our financial condition or results of operations. Additionally, as more fully described in "Description of the Debentures," below, payments of principal of the Debentures can be accelerated only upon certain events of bankruptcy, insolvency, or reorganization of the company under law. There is no right of acceleration of payment of the Debentures in the case of default in the performance of any covenant by First Regional, including payment of principal or interest. Neither the Debentures nor the governing indenture contain any provisions which restrict First Regional from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, including indebtedness which will rank senior to the Debentures. Neither the Debentures nor the indenture contain any financial ratios or specified levels of liquidity to which First Regional must adhere. In addition, neither the Debentures nor the indenture contain any provisions which requires First Regional to repurchase, redeem, or modify the terms of the Debentures upon a change in control or other events involving First Regional which may adversely affect First Regional's creditworthiness. Therefore, neither the covenants nor the other provisions of the indenture should be a significant factor in evaluating whether First Regional will be able to comply or will comply with its obligations under the Debentures. See "Description of the Debentures—Events of Default and Defaults."

        We are highly dependent on real estate and events that negatively impact the real estate market could hurt our business.

        A significant portion of our loan portfolio is dependent on real estate. At September 30, 2003, real estate served as the principal source of collateral with respect to approximately 80% of our loan portfolio. Our financial condition may be adversely affected by a decline in the value of the real estate securing our loans and, while we presently own no real estate, a decline in the value of real estate that may be owned by us in the future could adversely impact our financial condition. In addition, acts of nature, including earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition. This is particularly significant in light of the fact that substantially all of the real estate that makes up the collateral of our real estate secured loans is located in Southern California, where earthquakes and fires are common.

        Economic conditions in the Southern California area could adversely affect our operations.

        Our banking operations are concentrated primarily in Los Angeles, Orange and Ventura Counties. As a result of this geographic concentration, our results of operations depend largely upon economic conditions in these areas. Deterioration in economic conditions in our market area could have a material adverse impact on the quality of our loan portfolio and the demand for our retail and commercial banking products and services, which in turn may have a material adverse effect on our results of operations.

        We are dependent on the continued services of First Regional's management.

        First Regional's continued success depends on the retention, recruitment and continued contributions of First Regional's key management, including Jack A. Sweeney, our Chairman and Chief Executive Officer, H. Anthony Gartshore, our President, Thomas E. McCullough, our Corporate Secretary and Executive Vice President and Chief Operating Officer of the Bank, and others who have relationships with customers of First Regional Bank. The loss of such key personnel could have an adverse affect on First Regional's growth and profitability, and many of these persons would be difficult or impossible to replace. The competition for qualified personnel is intense. The loss of services of members of First Regional's key personnel could have a material adverse effect on First Regional's business, financial condition and results of operations.

        We face strong competition from financial service companies and other companies that offer banking services that could hurt our business.

        The banking business in California, generally, and in the Los Angeles, Orange and Ventura County areas where the Bank's headquarters are located, specifically, is highly competitive with respect to both loans and deposits and is dominated by major banks, both domestic and foreign, which have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with these major banks, but also with small independent banks located in its service areas. Among the advantages which the major banks have over the Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in the Bank's service area offer certain services that are not offered directly by the Bank and, by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank. In addition, the Bank faces direct competition from newly chartered banks which are formed from time to time in the Bank's service area.

        Moreover, banks generally, and the Bank in particular, face increasing competition for loans and deposits from non-bank financial intermediaries such as savings and loan associations, thrift and loan associations, credit unions, mortgage companies, insurance companies, and other lending institutions. Money market funds offer rates competitive with, or higher than those of, banks, and an increasingly sophisticated financial services industry continually develops new products for consumers that compete with banks for investment dollars. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities compete with banks in the acquisition of deposits.

        Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall. Our results may differ in future periods depending upon the nature or level of competition.

        We may not or will not sustain recent growth trends.

        First Regional has grown substantially in recent years, including with respect to net income, assets, net loans, deposits and other benchmarks. For example, First Regional's net income for the first three quarters of 2003, as well as its assets, net loans and deposits as of September 30, 2003, all rose by approximately 50% from the same period or date in 2002. It is unlikely that First Regional will maintain such growth patterns. In particular, management believes that First Regional will not sustain such growth on a percentage basis over the next several years.

        Failure to successfully execute our strategy could adversely affect our performance.

        Our financial performance and profitability depends on our ability to execute our corporate growth strategy. Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Accordingly, there can be no assurance that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

        Our performance and growth are dependent on our maintaining a high quality of service for our customers, and will be impaired by a decline in our quality of service.

        Our continued growth is dependent on our maintaining a high quality of service for our customers. As we continue to grow, it may become increasingly difficult to maintain high service quality for our customers. This could cause a decline in our performance and growth with respect to net income, deposits, assets and other benchmarks.

        Our size subjects us to lower lending limits than many of our competitors are subject to.

        The Bank is subject to lending limits, calculated as a function of the Bank's capital. Because of the Bank's size, the Bank is limited in the size of loans it is able to make, singly or in the aggregate, to existing or potential customers. As of November 30, 2003, our lending limit for secured loans was approximately $17,000,000 and our lending limit for unsecured loans was approximately $10,000,000. In the event that a customer's loan demands exceed the Bank's lending limits, the Bank may attempt to arrange for such loans on a participation basis with its correspondent banks. Where this is not feasible, the Bank may be unable to make the loan. This may result in the loss of existing or prospective business.

        We are subject to other government regulation that could limit or restrict our activities, which in turn could adversely impact our operations.

        The financial services industry is regulated extensively. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, rather than our shareholders. These regulations can sometimes impose significant limitations on our operations. In addition, these regulations are constantly evolving and may change significantly over time.

        New laws and regulations or changes in existing laws and regulations or repeal of existing laws and regulations may adversely impact our business. The impact on us and our financial performance of the recently enacted Sarbanes-Oxley Act of 2002 and various rule makings by the SEC and the NASD cannot presently be determined. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects economic conditions for us.

        If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses.

        A significant source of risk arises from the possibility that losses will be sustained if a significant number of our borrowers, guarantors and related parties fail to perform in accordance with the terms of their loans and guaranties. This risk increases when the economy is weak. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the loan loss reserve, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.

        Our business is subject to interest rate risk and changes in interest rates may adversely affect our performance and financial condition.

        Our earnings are impacted by changing interest rates, which are unpredictable and beyond our control. Changes in interest rates impact the demand for new loans, the credit profile of our borrowers, the rates received on loans and securities and rates paid on deposits and borrowings. The difference between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, we would expect our interest rate spread to increase if interest rates rise and, conversely, to decline if interest rates fall. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.

        We could be adversely affected by general economic conditions.

        A decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans and the ability of borrowers to repay outstanding loans, which could adversely affect our financial condition and results of operations in general and the market value of First Regional's common stock.

        We are exposed to risk of environmental and other liabilities with respect to properties to which we take title.

        In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental or other liabilities with respect to these properties. We may be held liable to a governmental entity or to third persons for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, in the event we become the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

        Our internal operations are subject to a number of risks.We are subject to certain operations risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that is not prevented or detected by our internal controls and uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.

        First Regional will be able to incur additional debt, which could result in a further increase of its leverage and thereby have an adverse effect on its ability to pay its obligations under the Debentures.

        The terms of the indenture governing the Debentures do not and will not prohibit First Regional from incurring additional debt. While First Regional does not currently intend to incur additional debt, if it does incur more debt, the related risks that First Regional would face with an increase in leverage could result in an adverse effect on First Regional's ability to pay its obligations under the Debentures.

        The Debentures are subordinated to senior indebtedness of First Regional, any future secured obligations of First Regional and to the obligations of First Regional's subsidiaries.

        The payment of principal of, premium, if any, and interest on the Debentures will, to the extent set forth in the indenture governing the Debentures, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness. In certain events of insolvency, the payment of the principal of, premium if any, and interest on the Debentures will, to the extent set forth in the indenture governing the Debentures, also be effectively subordinated in right of payment to the prior payment in full of all other financial obligations. See "Description of the Debentures—Subordination of Debentures."

        Only First Regional's capital stock and its' trust securities are currently junior in right of payment to the Debentures. For a description of First Regional's trust securities, see Note 6 ("Trust Securities") to First Regional's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference.

        First Regional had no Senior Indebtedness outstanding as of December 23, 2003. However, the indenture governing the Debentures does not limit the incurrence of additional indebtedness by First Regional, including indebtedness senior to the Debentures, or by the Bank.

        The Debentures will be obligations of First Regional Bancorp only, are not obligations of or deposits in the Bank, and are not insured by any government or private agency. Because First Regional Bancorp is a bank holding company, its rights and the rights of its creditors, including the holders of the Debentures, to participate in any distribution of the assets of the Bank (either as a shareholder or as a creditor), upon a liquidation, reorganization, or insolvency of the Bank (and the consequent right of the holders of the Debentures to participate in those assets) will be subject to the claims of the creditors of the Bank (including depositors in the Bank). If First Regional Bancorp is a creditor of the Bank, the claims of First Regional Bancorp would be subject to any prior security interest in the assets of the Bank and any indebtedness of the Bank senior to that of First Regional Bancorp.

        The Debentures are also effectively subordinated to all of the liabilities of the Bank and First Regional's other subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under First Regional's indebtedness, including the Debentures, or to make any funds available to make payments on the Debentures, whether by paying dividends or otherwise.

        There is no public market for the Debentures, and an active trading market for the Debentures may not develop.

        There is no public market for the Debentures. While Keefe, Bruyette, & Woods, Inc., which served as First Regional's placement agent in its private placement of the Debentures, has advised First Regional that it intends to make a market in the Debentures and the conversion shares of First Regional common stock, it is not obligated to do so and may discontinue market making at any time without notice. In addition, that market making activity will be subject to limitations imposed by federal securities laws. Accordingly, there can be no assurance that an active trading market for the Debentures will develop, or, if any market develops, that it will be sustained. Holders of Debentures may experience difficulty in reselling or may be unable to sell the Debentures.

        The Debentures are subject to restrictions on transfer in order to ensure compliance with federal and state securities laws. First Regional has agreed, subject to specified conditions, to use its best reasonable efforts to have declared effective, on or before February 27, 2004, the shelf registration statement, covering the resale of the Debentures and the conversion shares. However, First Regional may not be able to have the shelf registration statement declared effective within that time period, if at all.

        The Debentures will constitute a new class of securities for which there is no established public trading market, and there can be no assurance as to:

  •
  the liquidity of any market for the Debentures that may develop;

  •
  the ability of the Debentures holders to sell their Debentures; or

  •
  the price at which the Debentures holders would be able to sell their Debentures.

        If a market for the Debentures were to exist, the Debentures could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including:

  •
  prevailing interest rates;

  •
  the market price of First Regional's common stock;

  •
  the market for similar securities; and

  •
  First Regional's financial performance.

        First Regional does not expect an active market for the Debentures to develop. If an active market is not developed or sustained, the trading price of the Debentures could be materially and adversely affected.

        There is a limited trading market for First Regional common stock.

        The Debentures are convertible into shares of First Regional common stock, which stock is traded on the Nasdaq National Market under the symbol "FRGB." However, there is a limited trading market for First Regional common stock, with an average trading volume for the 30 consecutive trading days prior to December 23, 2003 of approximately 785 shares per trading day. There can be no assurance that a more active trading market for First Regional common stock will develop or will be sustained or that a holder of First Regional common stock will have the ability to dispose of shares of First Regional common stock in a liquid market.

        Provisions in First Regional's bylaws may delay or prevent an acquisition of First Regional, which could decrease the value of its common stock, and therefore, the Debentures.

        First Regional has in place various types of protections which would make it difficult for a company or investor to buy First Regional without the approval of First Regional's board of directors, including a classified board of directors and the elimination of cumulative voting. See "Description of Capital Stock—Certain Anti-Takeover Provisions"

        A holder with as little as a 5% interest in First Regional could, under certain circumstances, be subject to regulation as a "bank holding company."

        Holders of the Debentures may be deemed to be holders of the underlying shares of First Regional common stock for purposes of the Bank Holding Company Act of 1956, as amended (the BHCA). A holder (not including a natural person) of 25% or more of the outstanding First Regional common stock, or 5% or more if such holder otherwise exercises a "controlling influence" over First Regional, may be subject to regulation as a "bank holding company" in accordance with the BHCA. In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of the outstanding First Regional common stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the outstanding First Regional common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder's investment in First Regional Bancorp. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "may," "will," "should," "would," and similar words, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, and other risk factors referenced in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

        First Regional cautions that these statements are further qualified by important factors, in addition to those under "Risk Factors" above and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things, economic conditions and other risks described in First Regional's filings with the SEC.

        Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and shareholder values of First Regional may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. First Regional does not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in First Regional's subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges of First Regional for each of the periods indicated is as follows:

Fiscal Year
					Nine Months Ended September 30, 2003
1998	1999	2000	2001	2002
1.845x	1.659x	1.814x	1.802x	2.624x	3.276x

        The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges for each period by fixed charges for that period. For purposes of these computations, "earnings" is calculated by adding First Regional's income (loss) before taxes and First Regional's fixed charges. "Fixed charges" is calculated by adding the interest First Regional pays on its indebtedness, the amount First Regional amortizes for debt financing costs and First Regional's estimate of the amount of interest within its rental expense.

MARKET FOR COMMON STOCK AND DIVIDENDS

        First Regional's common stock is quoted on the Nasdaq National Market under the symbol "FRGB." The following table sets forth, for the periods indicated, the high and low sale prices on Nasdaq. Our Common Stock commenced trading in 1979. We have never paid a cash dividend.

	High	Low	Dividends Paid
2001
First Quarter	$8.75	$6.00	$0.00
Second Quarter	9.00	7.00	0.00
Third Quarter	13.50	8.30	0.00
Fourth Quarter	15.75	8.11	0.00
2002
First Quarter	$13.50	$11.55	$0.00
Second Quarter	13.80	10.75	0.00
Third Quarter	15.00	11.00	0.00
Fourth Quarter	15.97	11.26	0.00
2003
First Quarter	$17.00	$12.81	$0.00
Second Quarter	21.38	15.70	0.00
Third Quarter	23.28	18.08	0.00
Fourth Quarter*	29.77	21.00	0.00

*
through December 22, 2003

        The Debentures are convertible at any time before maturity at the option of the holder, unless previously redeemed, into shares of First Regional common stock. First Regional's common stock has been quoted on The Nasdaq National Market since 1979. As of November 12, 2003, there were 2,925,930 outstanding shares of First Regional common stock. However, there is a limited trading market for the common stock, with an average trading volume for the 30 consecutive trading days prior to December 23, 2003 of approximately 785 shares per trading day. There can be no assurance that a more active trading market for the Common Stock will develop or will be sustained or that a holder of Common Stock will have the ability to dispose of shares in a liquid market.

        First Regional is a legal entity separate and distinct from the Bank. First Regional's shareholders are entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available therefore, subject to the restrictions set forth in the California Financial Code, the California General Corporation Law and other applicable law. See "Limitations on Dividend Payments" on page 14 of First Regional's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. We have paid no cash dividends due to our policy of preserving capital to support additional growth.

        As of December 23, 2003, there were approximately 700 shareholders of First Regional's common stock. At such date, First Regional's directors and executive officers had voting control over approximately 50% of its outstanding shares. There are no other classes of common equity of First Regional outstanding.

DESCRIPTION OF FIRST REGIONAL COMMON STOCK

        First Regional's common stock is currently listed on the Nasdaq National Market (symbol: FRGB). The following summary description of First Regional's capital stock does not purport to be complete and is subject to the more detailed provisions of First Regional's Articles and Bylaws and is qualified in its entirety by reference thereto. The Articles and Bylaws are attached as exhibits to First Regional's Quarterly Report on Form 10-Q for the three months ended September 30, 2003, which report is incorporated herein by reference.

        First Regional's authorized capital stock consists of 50,000,000 shares of stock, no par value. As of November 12, 2003, the company had 2,925,930 shares of First Regional's common stock issued and outstanding. The company has no preferred stock authorized or outstanding.

Common Stock

        Voting.    The holders of First Regional's common stock currently possess exclusive voting rights in First Regional. On matters submitted to the shareholders of First Regional, the holders of the common stock will be entitled to one vote for each share held. No shares have cumulative voting rights.

        Dividends.    Holders of shares of common stock are entitled to receive any dividends declared by First Regional's board of directors out of funds legally available therefor. The ability of First Regional to pay cash dividends is subject to the ability of First Regional's subsidiary, First Regional Bank, to pay dividends or make other distributions to First Regional, which in turn is subject to limitations imposed by law and regulation. See "Limitations on Dividend Payments" on page 14 of First Regional's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference.

        Liquidation Rights.    In the event of any liquidation or dissolution of First Regional, all assets of First Regional legally available for distribution after payment or provision for payment of (i) all debts and liabilities of First Regional, (ii) any accrued dividend claims and (iii) liquidation preferences of any outstanding preferred stock, and will be distributed ratably, in cash or in kind, among the holders of common stock.

Certain Anti-Takeover Provisions

        First Regional's Bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential "anti-takeover" effect. These provisions include the elimination of cumulative voting and the classification of the Board of Directors into two or three classes, depending on the number of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. In addition, the directors and officers of the company hold slightly more than 50% of First Regional's outstanding common stock. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These factors also render the removal of any or all incumbent directors or members of management more difficult.

        The following description of certain of the provisions of our Bylaws is necessarily incomplete, and reference should be made in each case to such documents, which are contained as exhibits to our previous filings with the SEC. These documents include First Regional's Bylaws and First Regional's Proxy Statement for its 2002 Annual Meeting of Shareholders, at which meeting these provisions were adopted.

  Elections of Directors Not by Cumulative Voting

        First Regional's Bylaws provide that the election of directors by the shareholders shall not be by cumulative voting. Cumulative voting entitles shareholders to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares owned, or to distribute his or her votes on the same principle between two or more nominees as he or she sees fit. With cumulative voting, therefore, it is possible for a minority shareholder or group of shareholders to obtain representation on the Board of Directors even if a majority of shareholders prefer other candidates. To this extent, cumulative voting may permit a more representative board of directors in a company in which there are distinctly differing interests among different shareholders or shareholder groups. Without cumulative voting, directors will be elected by a simple majority vote of shares voting. Each shareholder entitled to vote may vote all the shares held by that shareholder for each of several nominees for director up to the number of directors to be elected. The shareholder may not cast more votes for any single nominee than the number of shares held by that shareholder. The elimination of cumulative voting eliminates the possibility of the election of one or more directors by a small group of shareholders having less than a majority of the shares voting.

  Classification of Board of Directors

        First Regional's Bylaws also provide for the classification of First Regional's Board of Directors into two or three classes, depending on the number of directors. Specifically, if the number of directors is fixed at nine or more, the Board shall be divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. In the event the number of directors is fixed at six or more, but less than nine, the Board shall be divided into two classes of directors serving staggered two-year terms with each class being as nearly equal in number as possible. Because First Regional's board is currently comprised of eight directors, there are two classes of directors, with one class serving until the 2004 annual meeting of shareholders and the other class serving until the 2005 annual meeting of shareholders and, thereafter, each class of directors serving staggered two-year terms.

        Because the classification of directors makes more difficult or deters a proxy contest or the assumption of control of the Board by a holder of a substantial block of First Regional's common stock, this increase the likelihood that incumbent members of management will retain their position. The classification of directors will apply to every election of directors whether or not a change in the composition of the Board would be beneficial and whether or not the holders of a majority of First Regional's common stock believe that such a change would be desirable. This may require shareholders who do not favor the policies of the Board at least two annual meetings of shareholders to replace a majority of the Board.

        For more information on these provisions of First Regional's Bylaws, see the company's Proxy Statement for its 2002 Annual Meeting of Shareholders, which is incorporated herein by reference.

        In addition, the directors and officers of First Regional have voting control over approximately 50% of our outstanding shares of common stock. See "Shareholdings of Certain Beneficial Owners and Management" in the company's Proxy Statement for its 2003 Annual Meeting of Shareholders. As a result, an attempt to acquire a controlling interest in First Regional's securities or to replace any or all of its directors would be highly difficult without the approval of the Board of Directors. Also, for this reason and because of First Regional's low trading volume, acquiring a large block of First Regional's securities may be difficult.

DESCRIPTION OF THE DEBENTURES

        The Debentures were issued under an indenture, dated as of October 30, 2003, between First Regional Bancorp and Wells Fargo Bank, National Association, as trustee. The following description is a summary of certain material provisions of the indenture governing the Debentures and the Debentures, and does not describe every aspect of the documents. This summary is not complete and is subject to, and qualified in its entirety by reference to, the detailed provisions of the indenture, the Debentures and the other documents referenced herein, including the defined terms therein.

        Some important defined terms are used in this section, with the applicable definitions presented below, under "Certain Definitions."

General

        The Debentures are unsecured subordinated obligations of First Regional and will mature on October 30, 2023. As of December 23, 2003, there were $15,000,000 aggregate principal amount of Debentures outstanding.

        The Debentures bear interest at a coupon rate of 6%, subject to adjustment in certain events as described herein. Interest on the Debentures is payable semiannually in arrears on each April 30 and October 30, commencing on April 30, 2004. The Debentures are not subject to any sinking fund. The Debentures will bear interest from the date of their issuance or from the most recent Interest Payment Date on which interest has been paid or provided for. Interest payments will be made to the Person in whose name such Debenture (or any predecessor Debenture) is registered at the close of business on the Regular Record Date for such interest payment, which shall be the April 10 or October 10 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Principal of and premium, if any, and interest on the Debentures will be payable, and the transfer of Debentures will be registrable, and the Debentures may be presented for exchange or conversion at the offices of the Trustee in the City of New York, New York, or at such other office designated by First Regional.

        The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Debentures, but First Regional may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

        Because First Regional is a holding company, its rights and the rights of its creditors, including the Holders of the Debentures, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors (including, in the case of the Bank, its depositors), except to the extent that First Regional may itself be a creditor with recognized claims against the Subsidiary.

        The indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of First Regional resulting from any takeover, recapitalization or similar restructuring.

Subordination of Debentures

        The payment of the principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the indenture). In certain events of insolvency, the payment of the principal of and premium and interest on the Debentures will, to the extent set forth in the indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of First Regional, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium or interest on the Debentures. If upon any such payment or distribution of assets to creditors, there remain, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amounts of cash, property or securities available for payment or distribution in respect of the Debentures (as defined in the indenture, "Excess Proceeds") and if, at such time, any Entitled Persons in respect of Other Financial Obligations have not received payment in full in respect of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds first shall be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Debentures. In the event of the acceleration of the maturity of the Debentures, the holders of all Senior Indebtedness first will be entitled to receive payment in full of all amounts due thereon before the Holders of the Debentures will be entitled to receive any payment upon the principal of or premium or interest on the Debentures. No payments on account of principal of or interest on the Debentures or on account of the purchase or acquisition of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness or if any judicial proceeding shall be pending with respect to any such default.

        By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of First Regional who are not holders of Senior Indebtedness or of the Debentures may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Debentures.

        First Regional's obligations under the Debentures shall rank pari passu in right of payment with each other. The indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Debentures, but subordinate to other obligations of First Regional, including obligations of First Regional in respect of Other Financial Obligations.

Conversion Rights

        The Debentures will be convertible, at the option of the Holder, into First Regional common stock at any time prior to the maturity date (subject to prior redemption by First Regional on not less than 30 days' notice and not more than 60 days' notice), initially at the conversion price stated on the cover page hereof. The right to convert Debentures called for redemption will terminate at the close of business on the Redemption Date and will be lost if not exercised prior to that time. For information as to notices of redemption, see "Optional Redemption" below.

        The conversion price will be subject to adjustment in certain events, including (i) dividends (and other distributions) payable in First Regional common stock on any class of capital stock of First Regional, (ii) the issuance to all holders of First Regional common stock of rights or warrants entitling them to subscribe for or purchase First Regional common stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of First Regional common stock, (iv) distributions to all holders of First Regional common stock of evidences of indebtedness of First Regional or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash), (v) distributions consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of First Regional common stock in aggregate amount that, together with (A) other all-cash distributions made within the preceding 12 months and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by First Regional or a Subsidiary for First Regional's common stock concluded within the preceding 12 months, exceeds 12.5% of First Regional's market capitalization (being the product of the current market price (as defined) of the First Regional common stock times the number of shares of First Regional common stock then outstanding) on the date fixed for determination of stockholders entitled to receive such distribution and (vi) the successful completion of a tender offer made by First Regional or any Subsidiary for First Regional's common stock which involves an aggregate consideration that, together with (A) any cash and other consideration payable in respect of any tender offer by First Regional or a Subsidiary for First Regional's common stock expiring within the 12 months preceding the expiration of such tender offer and (B) the aggregate amount of any all-cash distributions to all holders of First Regional's common stock within the 12 months preceding the expiration of such tender offer, exceeds 12.5% of First Regional's market capitalization on the expiration of such tender offer. Generally no adjustments to the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

        In the event that First Regional shall distribute rights or warrants (other than those referred to in (ii) in the preceding paragraph) pro rata to holders of First Regional common stock, the Holder of any Debenture surrendered for conversion will be entitled to receive upon such conversion in addition to the shares of First Regional common stock issuable upon such conversion (the "Conversion Shares"), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of First Regional common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of First Regional common stock into which such Debenture was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants.

        In addition to the foregoing adjustments, First Regional will be permitted to make such reductions in the conversion price as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the First Regional common stock. In case of certain consolidations or mergers to which First Regional is a party or the transfer of substantially all of the assets of First Regional, each Debenture then outstanding would, without the consent of any Holders of Debentures, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of First Regional common stock into which such Debenture might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of First Regional common stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares).

        Fractional shares of First Regional common stock are not to be issued upon conversion, but, in lieu thereof, First Regional will pay a cash adjustment based upon the market price of the First Regional common stock. Debentures surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Debentures called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. In the case of any Debenture which has been converted after any Regular Record Date but on or before the next Interest Payment Date (except Debentures called for redemption on a Redemption Date within such period), interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Debenture on such Regular Record Date. Except as described above, no interest on converted Debentures will be payable by First Regional on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

        If at any time First Regional makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for Federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of First Regional, but generally not stock dividends or rights to subscribe for First Regional common stock) and, pursuant to the antidilution provisions of the indenture, the conversion price of the Debentures is reduced, such reduction may be deemed to be the payment of a taxable dividend to Holders of Debentures. Holders of Debentures could, therefore, have taxable income as a result of an event pursuant to which they received no cash or property that could be used to pay the related income tax.

Optional Redemption

        The Debentures are redeemable at the option of First Regional, in whole or in part, at any time and from time to time on or after October 30, 2006 at fixed redemption prices, together with accrued interest to the redemption date. If redeemed after October 30, 2006 and on or before October 30, 2007, the Debentures are redeemable at 106% of the principal amount, together with accrued interest to the redemption date. If redeemed after October 30, 2007, the Debentures are redeemable at 100% of the principal amount.

        First Regional will give at least 30, but no more than 60, days' notice of its election to redeem the Debentures. A notice of redemption is irrevocable. No sinking fund is provided for the Debentures.

        Notwithstanding the foregoing, First Regional may redeem the Debentures at its option, in whole or in part, at any time while the Debentures are outstanding without the payment of any premium if the average Closing Price of the common stock for at least 30 consecutive Trading Days equals or exceeds 140% of the conversion price then in effect.

Events of Default and Defaults

        The indenture defines an Event of Default with respect to the Debentures as being certain events involving the bankruptcy, insolvency or reorganization of First Regional under law. If any Event of Default with respect to the Debentures at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debentures may declare the principal amount of the Debentures to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy), but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any), or interest on the Debentures and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Debentures on behalf of the Holders of all Debentures.

        The indenture does not provide for any right of acceleration of the payment of principal of the Debentures upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Debentures or in the indenture. The indenture defines a Default with respect to the Debentures as any one of the following events: (A) an Event of Default; (B) default for 30 days in payment of interest on any Debenture; (C) default in payment of principal of (or premium, if any), on any Debenture at Maturity; (D) failure by First Regional for 60 days after due notice in performance or the breach of any covenant or warranty in the indenture or any Debenture; and (E) (i) failure by First Regional or the Bank to pay indebtedness for money borrowed (including the Debentures) in an aggregate principal amount exceeding $500,000 at the later of final maturity or upon the expiration of any applicable period of grace with respect to such principal amount; (ii) acceleration of the maturity of any indebtedness of First Regional or the Bank for borrowed money in excess of $500,000 if such failure to pay or acceleration results from a default under the instrument giving rise to, or securing, such indebtedness and is not annulled within 30 days after due notice, unless such default is contested in good faith by appropriate proceedings. In case a Default shall occur and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by appropriate judicial proceeding as the Trustee deems most effectual.

        The indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Outstanding Debentures, give to the Holders of the Outstanding Debentures notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of (or premium, if any), or interest on any Debenture, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Debentures; and, provided, further, that such notice shall not be given until 60 days after the occurrence of a default with respect to the Debentures in the performance or breach of a covenant in the indenture other than for the payment of the principal of (or premium, if any), or interest on any Debentures of such series. The term "default" with respect to the Debentures for the purpose only of the provision described in this paragraph means the happening of any of the Events of Default or Defaults.

        The indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will not be under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity.

        The indenture provides that the Holders of a majority in principal amount of Outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, provided that the Trustee may decline to act if such direction is contrary to law or the indenture and may take any other action deemed proper which is not inconsistent with such directions.

        The indenture includes a covenant that First Regional will file annually with the Trustee a certificate of no default, or specifying any default that exists.

Modification of the Indenture

        Modifications to and amendments of the indenture may be made by First Regional and the Trustee, only with the consent of the Holders of a majority of the aggregate principal amount of the Outstanding Debentures, by executing supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the Holders of Debentures, except that no such supplemental indenture may, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture; (b) reduce the principal amount of, or any premium or the rate of interest on, any Debenture; (c) change the place or currency of payment of principal of (or premium, if any) or interest on, any Debenture; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture; (e) reduce the percentage in principal amount of Debentures, the consent of the Holders of which is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain covenant defaults; (f) modify the provisions of the indenture relating to modification and amendment of the indenture; (g) adversely affect the right to convert Debentures or (h) modify the subordination provisions in a manner adverse to the Holders of Debentures. The indenture provides, however, that each of the amendments and modifications listed in clauses (a) through (h) above may be made with the consent of the Holder of each Outstanding Debenture affected thereby.

        The Holders of a majority of the aggregate principal amount of the Outstanding Debentures may waive compliance by First Regional with certain restrictive provisions of the indenture. The Holders of a majority in aggregate principal amount of the Outstanding Debentures may waive any past default under the indenture, except a default in the payment of principal, premium or interest.

Consolidation, Merger and Sale of Assets

        First Regional, without the consent of the Holders of any of the Debentures, may consolidate with or merge into any other Person or convey, transfer or lease its assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into First Regional or convey, transfer or lease the properties substantially as an entirety to First Regional, provided that, (i) if applicable, the successor is a Person, organized under the laws of any domestic jurisdiction; (ii) the successor Person, if other than First Regional, assumes First Regional's obligations on the Debentures and under the indenture; (iii) after giving effect to the transaction no Event of Default or Default, and no event which, after notice or lapse of time, would become an Event of Default or Default shall have occurred and be continuing; and (iv) certain other conditions are met. Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of First Regional's assets substantially as an entirety to any Person, the successor Person shall succeed to, and be substituted for, First Regional under the indenture, and First Regional, except in the case of a lease, shall be relieved of all obligations and covenants under the indenture and the Debentures to the extent it was the predecessor Person.

Outstanding Debentures

        The indenture provides that, in determining whether the Holders of the requisite principal amount of Outstanding Debentures have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, Debentures owned by First Regional or any of its Affiliates shall not be deemed to be Outstanding.

Concerning the Trustee

        In the ordinary course of business, First Regional may maintain deposits with, and from time to time may borrow from, the Trustee.

Reports To Holders

        First Regional intends to furnish to Holders of Debentures all quarterly and annual reports which it sends to holders of its First Regional common stock.

Book-Entry

        The Debentures will be issued in the form of the Global Debenture deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Owners of beneficial interests in the Debentures represented by the Global Debenture will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under the Global Debenture or the indenture, with respect to the Global Debenture, and First Regional and the Trustee, and any of their respective agents, may treat DTC as the sole Holder and owner of the Global Debenture.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Debentures represented by a Global Debenture.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of Debentures ("Beneficial Owner") is in turn to be recorded on the Direct or Indirect Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures, except in the event that the use of the book-entry system for the Debentures is discontinued.

        To facilitate subsequent transfers, all Debentures deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices with respect to the Debentures shall be sent to Cede & Co. If less than all of the Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such securities to be redeemed.

        Neither DTC nor Cede & Co. will consent or vote with respect to the Debentures. Under its usual procedures, DTC mails an "Omnibus Proxy" to First Regional as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Principal, premium, if any, and interest payments on the Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or First Regional, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of First Regional, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its Debentures purchased or tendered, through its Participant, to the Trustee, and shall effect delivery of such Debentures by causing the Direct Participant to transfer the Participant's interest in the Global Debenture representing such Debentures, on DTC's records, to the Trustee. The requirement for physical delivery of tender or a mandatory purchase will be deemed satisfied when the Debentures in connection with a demand for repayment, an optional ownership rights in the Global Debenture representing such Debentures are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Debentures to the Trustee's account.

        Except as provided herein, a Beneficial Owner in a Global Debenture will not be entitled to receive physical delivery of Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures.

        DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to First Regional. Under such circumstances, in the event that a successor securities depositary is not obtained, certificates representing the Debentures will be printed and delivered. If First Regional decides to discontinue use of the system of book-entry transfers through DTC (or a successor depositary), certificates representing the Debentures will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that First Regional believes to be reliable, but First Regional takes no responsibility for the accuracy thereof.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. The term "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or national banking associations in Los Angeles, California are authorized or obligated by law or executive order to close.

        "Closing Price" means, with respect to the common stock of First Regional, for any day, the reported last sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case (i) on the Nasdaq National Market or, if the First Regional common stock is not quoted on the Nasdaq National Market, on the principal national securities exchange on which the First Regional common stock is listed or admitted to trading, or (ii) if not quoted on the Nasdaq National Market or listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Trustee for that purpose.

        "Holder" means a Person in whose name a Debenture is registered in the Security Register.

        "Interest Payment Date" means the Stated Maturity of an installment of interest on the Debentures.

        "Maturity," when used with respect to any Debenture, means the date on which the principal of such Debenture becomes due and payable as provided in such Debenture or in the indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Other Financial Obligations" means all obligations of First Regional to make payments pursuant to the terms of financial instruments, such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity options contracts and (iii) in the case of both (i) and (ii) above, similar financial instruments, other than (A) obligations on account of Senior Indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Debentures. "Entitled Persons" means any person who is entitled to payment pursuant to the terms of Other Financial Obligations.

        "Outstanding," when used with respect to Debentures, means, as of the date of determination, all Debentures theretofore authenticated and delivered under the indenture, except:

        Debentures theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

            (i)  Debentures for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than First Regional) in trust or set aside and segregated in trust by First Regional (if First Regional shall act as its own Paying Agent) for the Holders of such Debentures; provided that, if such Debentures are to be redeemed, notice of such redemption has been duly given pursuant to the indenture or provision therefor satisfactory to the Trustee has been made; and

           (ii)  Debentures which have been paid pursuant to Section 306 of the indenture or in exchange for or in lieu of which other Debentures have been authenticated and delivered pursuant to the indenture, other than any such Debentures in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Debentures are held by a bona fide purchaser in whose hands such Debentures are valid obligations of First Regional; provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Debentures have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, Debentures owned by First Regional or any other obligor upon the Debentures or any Affiliate of First Regional or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Debentures which the Trustee knows to be so owned shall be so disregarded. Debentures so owned which have been pledged in good faith may be regarded as Outstanding if the pledge establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Debentures and that the pledgee is not First Regional or any other obligor upon the Debentures or any Affiliate of First Regional or of such other obligor.

        "Paying Agent" means any Person authorized by First Regional to pay the principal of (and premium, if any) or interest on any Debentures on behalf of First Regional.

        "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Redemption Date," when used with respect to any Debenture to be redeemed, means the date fixed for such redemption by or pursuant to the indenture.

        "Regular Record Date" for the interest payable on any Interest Payment Date means the April 10 or October 10 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

        "Security Register" means the register provided by First Regional pursuant to the indenture for the registration of Debentures and of transfers of Debentures.

        "Senior Indebtedness" is defined in the indenture as (a) the principal of (and premium, if any), and interest on all indebtedness of First Regional for money borrowed, whether outstanding on the date of execution of the indenture or thereafter created, assumed or incurred, except (i) such indebtedness as is by its terms expressly stated to be junior in right of payment to the Debentures and (ii) such indebtedness as is by its terms expressly stated to rank pari passu with the Debentures and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness for money borrowed" when used with respect to First Regional is defined to mean any obligation of, or any obligation guaranteed by, First Regional for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of, or any such obligation guaranteed by, First Regional for the payment of the purchase price of property or assets.

        "Stated Maturity," when used with respect to any Debenture or any installment of interest thereon, means the date specified in such Debenture as the fixed date on which the principal of such Debenture or such installment of interest is due and payable.

        "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by First Regional or by one or more other Subsidiaries, or by First Regional and one or more other Subsidiaries. The term "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

        "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday during which trading in securities generally occurs on the Nasdaq National Market (or, if the First Regional common stock is not quoted on the Nasdaq National Market, on the principal other market on which the First Regional common stock is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either the Nasdaq National Market (or, if applicable, such other market) in its entirety or only the shares of the First Regional common stock (by reason of movements in price exceeding the limits permitted by the relevant market on which the shares are traded or otherwise) or on which the Nasdaq National Market (or, if applicable, such other market) cannot clear the transfer of First Regional's shares due to an event beyond First Regional's control.

Registration Rights

        In connection with its October 2003 private placement of the Debentures, First Regional entered into a registration rights agreement with each purchaser of Debentures. The following description of certain provisions of the registration rights agreement is a summary and, accordingly, is not complete. The summary is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy of which is attached as an exhibit to the registration statement of which this prospectus forms a part, and which is incorporated herein by reference.

        Pursuant to the terms of the registration rights agreement and for the benefit of the holders of Debentures and conversion shares, First Regional has agreed, at its expense, to:

  •
  file a shelf registration statement with the SEC to register all transfer restricted Debentures and conversion shares on or prior to December 29, 2003;

  •
  use its best reasonable efforts to have the shelf registration statement declared effective on or prior to February 27, 2004; and

  •
  use its best reasonable efforts to keep the shelf registration statement effective for two years after the issuance of the Debentures (October 30, 2005) or such shorter period as will terminate upon the earliest to occur of the following:

           (1)  All Debentures and conversion shares have been sold pursuant to the shelf registration statement,

           (2)  all Debentures and conversion shares, other than those held by First Regional and its affiliates, are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor rule thereof, and

           (3)  there are no outstanding Debentures or conversion shares.

        First Regional also agreed to use its best reasonable efforts to take a number of other actions necessary to permit public resales of the Debentures and conversion shares, including, but not limited to, providing copies of this prospectus to each holder of securities and notifying each holder of Debentures and conversion shares when the shelf registration statement becomes effective.

        In addition, First Regional agreed to use its best reasonable efforts to list the common stock issuable upon conversion of the Debentures on the Nasdaq National Market or applicable exchange or automated quotation system. As of October 30, 2003, First Regional had applied to list the conversion shares on the Nasdaq National Market.

        Before a holder may include its securities in the shelf registration statement, the holder must furnish First Regional in writing, within 20 days after receipt of a request therefor, with certain information regarding the holder, its holdings of securities, its plan of distribution of securities, and certain other information required by the registration rights agreement for use in connection with any shelf registration statement or prospectus or preliminary prospectus included therein. Each holder must also agree to be named as a selling security holder in the shelf registration statement and any prospectus included therein, and to comply with all applicable requirements of the Securities Act, including the prospectus delivery requirements thereof.

Liquidated Damages

        Additional interest, referred to as liquidated damages, will accrue on the securities if the shelf registration statement:

  •
  has not been filed with the SEC on or prior to December 29, 2003;

  •
  is not declared effective on or prior to February 27, 2004; or

  •
  ceases to be effective or fails to be usable for its intended purpose without being promptly succeeded by a post-effective amendment that cures such failure.

        Liquidated damages accrue at a rate of 0.5% of the principal amount per annum for the first 90 days of default, increasing by an additional 0.25% for each subsequent 90 day period of default up to a maximum rate of 1.0% per annum. Liquidated damages will accrue at such rate from and after a registration default until the earlier of the curing of the registration default or the date on which such registration rights have terminated. At no time will First Regional be required to pay liquidated damages in excess of 1.0% of the principal amount per annum, regardless of whether one or multiple registration defaults exist.

        Liquidated damages accrue only on securities that are then restricted securities. Liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date following the date on which the liquidated damages began to accrue.

Indemnification

        Pursuant to the registration rights agreement, First Regional also agreed to indemnify the selling security holders and related parties against losses, claims, damages or liabilities arising out of or based upon any untrue statement of material fact or an omission of a material fact required to be stated in the shelf registration statement or any prospectus included therein. As a consequence of having their securities included in the shelf registration statement, the selling security holders will agree to indemnify First Regional against losses, claims, damages or liabilities that arise out of or are based upon an untrue statement of material fact or an omission of a material fact contained in the shelf registration statement or any prospectus included therein, but only with reference to information relating to such holder furnished in writing to First Regional by such holder for use in the shelf registration statement or prospectus.

SELLING SECURITY HOLDERS

        On October 30, 2003, First Regional issued and sold $15 million aggregate principal amount of Debentures in private placement transactions to the initial purchasers. The initial purchasers sold the Debentures to "accredited investors" pursuant to Regulation D under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act. The selling security holders, including their transferees, pledgees, donees or successors, may from time to time, offer and sell any or all of the registrable securities pursuant to this prospectus or prospectus supplement. The selling security holders will receive the proceeds from this offering. First Regional will not receive any of the proceeds from this offering.

        The following table sets forth certain information with respect to each selling security holder, including their name, the aggregate principal amount of Debentures beneficially owned prior to the offering and being offered by each selling security holder, and the number of shares of First Regional common stock beneficially owned prior to the offering and being offered by each selling security holder. Because each selling security holder may sell all or some of the registrable securities from time to time pursuant to transactions exempt from the registration requirements of the Securities Act, no estimate can be given as to the amount of the Debentures or First Regional common stock that will be held by each selling security holder upon termination of any particular offering. See "Plan of Distribution."

Selling Security Holder	Principal Amount of Debentures Beneficially Owned Prior to Offering	Principal Amount of Debentures Offered Hereby	Number of Shares of First Regional Common Stock Beneficially Owned Prior to Offering(1)(2)		Number of Shares of First Regional Common Stock Offered Hereby(2)
Bay Pond Partners, L.P.(3)	$3,800,000	$3,800,000	138,181		138,181
Bay Pond Investors (Bermuda) L.P.(3)	$1,000,000	$1,000,000	36,363		36,363
First Financial Fund, Inc. (nominee name Barnett + Co)(3)	$3,200,000	$3,200,000	116,363		116,363
Banc Fund VI L.P.	$2,000,000	$2,000,000	72,727		72,727
Banc Fund V L.P.	$1,500,000	$1,500,000	54,545		54,545
SuNOVA Offshore Ltd.	$1,876,000	$1,876,000	68,218		68,218
SuNOVA Partners, L.P.	$1,124,000	$1,124,000	40,872		40,872
KBW Asset Management	$500,000	$500,000	18,181		18,181
Any other holders of Debentures or future transferees, pledgees, donees of or from any such holder(4)	$0	$0	0		0

Total	$15,000,000	$15,000,000	545,454	(5)	545,454	(5)

(1)
Assumes that holders of Debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of Debentures, do not beneficially own any First Regional common stock other than the shares of First Regional common stock issuable upon conversion of the Debentures at the initial conversion rate.

(2)
Assumes conversion of all of the holder's Debentures at a conversion price of $27.50, or approximately 36.3636 shares of First Regional common stock per $1,000 principal amount of Debentures, rounded down to the nearest whole number of shares. However, this conversion rate is subject to adjustment as described under "Description of the Debentures — Conversion Rights." As a result, the number of shares of First Regional common stock issuable upon conversion of the Debentures may increase or decrease in the future.

(3)
The security holder is a client account of Wellington Management Company, LLP, which serves as investment advisor thereto.

(4)
Information concerning other selling security holders, if any, will be set forth in amendments hereto from time to time, if required.

(5)
Assumes conversion of all $15,000,000 principal amount of Debentures. This total may not reflect the actual number of shares to be issued by First Regional because holders of Debentures will receive cash in lieu of any fractional shares upon conversion.

        To the best of First Regional's knowledge, none of the selling security holders have any position, office or other material relationship with First Regional or any of First Regional's affiliates.

        Information about the selling security holders may change over time. The selling security holders identified above may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act, all or a portion of their registrable securities since the date on which they provided the information regarding the table above. First Regional prepared this table based on the information supplied to First Regional by the selling security holders named in the table.

PLAN OF DISTRIBUTION

        The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors, may, from time to time, sell the Debentures or conversion shares directly to purchasers. Alternatively, the selling security holders may offer the Debentures or conversion shares securities from time to time to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of the securities, for whom they may act as agents. The compensation as to a particular broker/dealer may be in excess of customary commissions. The selling security holders and any underwriters, broker/dealers or agents that participate in the distribution of Debentures or conversion shares may, in connection with these sales, be deemed to be "underwriters" within the meaning of the Securities Act, and any profit from the sale of such securities by them and any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

        The selling security holders may sell the Debentures or conversion shares from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, as determined by the selling security holders. The sale or the Debentures or conversion shares may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the Debentures or First Regional common stock may be listed or quoted at the time of sale, including the Nasdaq National Market, with respect to the conversion shares;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus. The selling security holders may not sell any security described herein pursuant to this prospectus, and may not transfer, devise or gift such securities pursuant to this prospectus, by means other than those described in this prospectus.

        These sales may include block transactions or "crosses." Crosses are transactions in which the same broker acts as an agent on both sides of the transaction. The selling security holders may also enter into hedging transactions with broker/dealers in connection with the sales of the Debentures or conversion shares. These broker/dealers may in turn engage in short sales of the Debentures or conversion shares in the course of hedging their positions. The selling security holders may sell short the Debentures or conversion shares to close out short positions, or loan or pledge the Debentures or conversion shares to broker/dealers that, in turn, may sell the Debentures or conversion shares.

        At the time a particular offering of the Debentures or conversion shares is made, if required, a prospectus supplement will be distributed setting forth the names of the selling security holders, the aggregate amount of Debentures and conversion shares being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commission or concessions allowed or reallowed or paid to the broker/dealers.

        To comply with certain states' securities laws, if applicable, the selling security holders will offer or sell the Debentures or conversion shares in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling security holders may not sell the Debentures or conversion shares unless the Debentures or conversion shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

        Pursuant to the registration rights agreement, all expenses of the registration of Debentures and conversion shares will be paid by First Regional, including, without limitation, any SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling security holders will pay all underwriting discounts and selling commissions and any expenses of such holder in connection with the shelf registration statement, including such holder's fees of counsel. The selling security holders will be indemnified by First Regional against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. First Regional will be indemnified by the selling security holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

        Pursuant to the registration rights agreement, First Regional is required to use its best reasonable efforts to keep the shelf registration statement continuously effective for a period of two years from the closing of the issuance of the Debentures (that is, until October 30, 2005) or such shorter period that will terminate upon the earlier of the date on which the Debentures and conversion shares have all been sold pursuant to the shelf registration statement, the date on which the Debentures and conversion shares are permitted to be freely sold or distributed to the public pursuant to Rule 144(k) of the Securities Act or the date on which there are no outstanding transfer restricted Debentures or conversion shares. See "Description of the Debentures—Registration Rights."

USE OF PROCEEDS

        The selling security holders will receive all of the proceeds from the sale of the Debentures and First Regional common stock offered pursuant to this prospectus. First Regional will not receive any of the proceeds from the sale of the securities offered pursuant to this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This summary of material United States federal tax considerations is for general information only and is not tax advice. We urge you to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the Federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

        The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of the Debentures. "Non-U.S. holders" of the Debentures should consult their tax advisors with respect to tax consequences arising under the tax laws of both the United States and other jurisdictions. "U.S. holder" means a beneficial owner of a Debenture that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for United States federal income tax purposes, or partnership, or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless its source; or

  •
  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

  Interest

        You must include interest paid on the Debentures as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes.

  Sale, Exchange or Redemption of the Debentures

        Upon the sale, exchange (other than a conversion or other tax-free exchange) or redemption of a Debenture, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture generally will equal the amount you paid for the Debenture and will be subsequently increased by market discount previously included in income in respect of the Debenture and will be reduced by any amortizable bond premium in respect of the Debenture which has been taken into account.

        Any gain or loss recognized on a disposition of the Debenture will be capital gain or loss except as described under "Market Discount" above. If you are an individual and have held the Debenture for more than one year, such capital gain will generally be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

  Conversion of the Debentures

        You generally will not recognize any income, gain or loss upon conversion of a Debenture into common stock except with respect to cash, if any, received in lieu of a fractional share of common stock. Your aggregate tax basis in the common stock received on conversion of a Debenture will be the same as your aggregate tax basis in the Debenture at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the Debenture converted. However, your tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

        You will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and your tax basis in such fractional share. The fair market value of shares of common stock received which are attributable to accrued interest will be taxable as ordinary interest income except to the extent the accrued interest has been previously included as ordinary income.

  Dividends

        Distributions, if any, made on our common stock you receive upon conversion of a Debenture generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Subject to certain restrictions, if you are a corporate U.S. holder, dividends received by you will be eligible for a dividends received deduction.

  Sale, Exchange or Redemption of Common Stock

        Upon the sale, exchange or redemption of our common stock you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your basis and holding period in common stock received upon conversion of a Debenture are determined as discussed above under "Conversion of the Debentures." Your ability to deduct capital losses may be limited.

  Backup Withholding and Information Reporting

        We are required to furnish to the record holders of the Debentures and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the Debentures and dividends paid on the common stock.

        You may be subject to backup withholding with respect to interest paid on the Debentures, dividends paid on the common stock or with respect to proceeds received from a disposition of the Debentures or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number ("TIN"), which, for an individual is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S.

holders will be entitled to credit any amounts withheld under the backup withholding rules against your actual tax liabilities provided the required information is furnished to the IRS.

        The preceding discussion of material United States federal income and estate tax considerations is for general information only and is not tax advice. Accordingly, you are urged to consult your tax advisors as to the particular tax considerations to you of the acquisition, ownership and disposition of the Debentures and the First Regional common stock into which the Debentures are convertible, including the effect and applicability of state, local, foreign or other tax laws, as well as the consequences of any proposed change in applicable laws.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows First Regional to "incorporate by reference" information into this prospectus, which means that First Regional can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. However, as allowed by SEC rules, this prospectus does not contain all the information you can find in the First Regional registration statement or the exhibits to the registration statement. This prospectus incorporates by reference the documents set forth below that First Regional previously filed with the SEC, excluding information furnished (but not filed) pursuant to Item 9 or Item 12 of Form 8-K, except that the information provided under Item 9 of First Regional's Current Report on Form 8-K filed with the SEC on November 6, 2003, is incorporated herein by reference, notwithstanding the statement to the contrary contained therein. These documents contain important information about First Regional and its financial condition.

First Regional SEC Filings (File No. 000-10232)	Period
Annual Report on Form 10-K	Year ended December 31, 2002
Quarterly Reports on Form 10-Q	Three months ended March 31, 2003, June 30, 2003 and September 30, 2003
Quarterly Report on Form 10-Q/A	Filed on August 8, 2003
Current Reports on Form 8-K	Furnished or filed, as applicable, on July 11, 2003, October 6, 2003 (Item 7) and November 6, 2003 (Items 7 and 9)
Proxy Statements on Schedule 14A	Filed on April 29, 2002 and April 28, 2003

        All additional documents that First Regional may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of Debentures and common stock, shall also be deemed to be incorporated by reference.

        References herein to "this prospectus" are intended to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that First Regional later files with the SEC before the termination of this offering of Debentures and common stock will automatically modify and supersede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Upon written or oral request, First Regional will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered, a copy of any documents incorporated by reference in this prospectus but not delivered along with this prospectus free of charge, excluding all exhibits, unless

First Regional specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:

  First Regional Bancorp
  Attention: Chief Financial Officer
  1801 Century Park East, Suite 800
  Los Angeles, California 90067
  Telephone: (310) 552-1776
  Facsimile: (310) 552-1772

        First Regional files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that First Regional files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. First Regional's SEC filings are available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov. Such documents are also available through First Regional's website at www.firstregional.com.

LEGAL MATTERS

        The validity of the Debentures and the First Regional common stock offered by this prospectus will be passed upon for First Regional by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.

EXPERTS

        The financial statements incorporated in this prospectus by reference from First Regional Bancorp's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby. All amounts, other than the SEC Registration fee, are estimates.

SEC Registration fee	$$1,214
Printing, duplicating and engraving expenses	$15,000
Legal fees and expenses	$30,000
Accounting fees and expenses	$10,000
Miscellaneous	$20,000

Total	$$76,214

Item 15 Indemnification of Directors and Officers.

        First Regional Bancorp is a California corporation. Section 317 of the California Corporations Code, set forth below, provides for the indemnification of agents of the corporation. Directors, officers and employees of First Regional are included as agents.

        "Section 317. Indemnification of Corporate "Agent."

          (a)   For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expense" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

          (b)   A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

          (c)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, and in a manner the person believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made under this subdivision for any of the following:

            (1)   In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

            (2)   Of amounts paid in settling or otherwise disposing of a pending action without court approval.

            (3)   Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

          (d)   To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

          (e)   Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

            (1)   A majority vote of quorum consisting of directors who are not parties to such proceeding.

            (2)   If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

            (3)   Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

            (4)   The court is which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

          (f)    Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay the amount unless if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of 315 do not apply to advances made pursuant to this subdivision.

          (g)   The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitation required by, paragraph (11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder all continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

          (h)   No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

            (1)   That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

            (2)   That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

          (i)    A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against the liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2) (A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction or organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

          (j)    This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207."

        Section 3.14 of the Registrant's bylaws provide for indemnification of agents of the Registrant upon terms which are substantially similar to those of Section 317, above. In addition, each of the directors and officers of First Regional Bancorp have entered into indemnity agreements with First Regional Bancorp and its subsidiary, First Regional Bank, in conformity with the bylaw provision noted above.

Item 16 Exhibits.

        See Exhibit Index attached hereto and incorporated by reference.

Item 17 Undertakings.

          (a)   The undersigned Registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Steven J. Sweeney and Elizabeth Thompson, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on December 24, 2003.

FIRST REGIONAL BANCORP
Date: December 24, 2003	By:	/s/ JACK A. SWEENEY Jack A. Sweeney, Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ JACK A. SWEENEY Jack A. Sweeney	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 24, 2003
/s/ ELIZABETH THOMPSON Elizabeth Thompson	Chief Financial Officer (Principal Financial and Accounting Officer)	December 24, 2003
/s/ LAWRENCE J. SHERMAN Lawrence J. Sherman	Director, Vice Chairman of the Board	December 24, 2003
/s/ FRED M. EDWARDS Fred M. Edwards	Director	December 24, 2003
/s/ H. ANTHONY GARTSHORE H. Anthony Gartshore	Director	December 24, 2003

S-1

/s/ GARY M. HORGAN Gary M. Horgan	Director	December 24, 2003
/s/ THOMAS E. MCCULLOUGH Thomas E. McCullough	Director	December 24, 2003
/s/ RICHARD E. SCHRIEBER Richard E. Schreiber	Director	December 24, 2003
/s/ MARILYN J. SWEENEY Marilyn J. Sweeney	Director	December 24, 2003

S-2

EXHIBIT INDEX

Exhibit Number		Description
3.1
Articles of Incorporation of First Regional Bancorp, as amended, filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of First Regional Bancorp for the three months ended September 30, 2003, and incorporated herein by reference
3.2
Bylaws of First Regional Bancorp, as amended, filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q of First Regional Bancorp for the three months ended September 30, 2003, and incorporated herein by reference
4.1
Indenture governing First Regional Bancorp's 6% Convertible Subordinated Debentures due 2023, dated as of October 30, 2003, between First Regional Bancorp, as Issuer, and Wells Fargo Bank, National Association, as Trustee, filed as Exhibit 4.1 to the Current Report on Form 8-K of First Regional Bancorp filed on November 6, 2003, and incorporated herein by reference
4.2		Form of 6% Convertible Subordinated Debenture due 2023 (included in Article Two of Exhibit 4.1, which is incorporated herein by reference)
4.3
Registration Rights Agreement, dated October 30, 2003, between First Regional Bancorp and each initial purchaser of First Regional Bancorp's 6% Convertible Subordinated Debentures due 2023, filed as Exhibit 4.3 to the Current Report on Form 8-K of First Regional Bancorp filed on November 6, 2003, and incorporated herein by reference
4.4
Indenture governing First Regional Bancorp's Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2031, dated as of December 18, 2001, between First Regional Bancorp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, filed as Exhibit 4.1 to the Current Report on Form 8-K of First Regional Bancorp filed on October 6, 2003, and incorporated herein by reference
4.5
Indenture governing First Regional Bancorp's Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2032, dated as of September 26, 2002, between First Regional Bancorp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee, filed as Exhibit 4.2 to the Current Report on Form 8-K of First Regional Bancorp filed on October 6, 2003, and incorporated herein by reference
5.1	*	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P.
12.1	*	Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Horgan, Rosen, Beckham & Coren, LLP (included in Exhibit 5.1 and incorporated herein by reference)
23.2	*	Independent Auditors' Consent
24.1		Powers of Attorney (included on signature page to this Registration Statement and incorporated herein by reference)
25.1	*	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, trustee under the Indenture filed as Exhibit 4.1

*
filed herewith

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
MARKET FOR COMMON STOCK AND DIVIDENDS
DESCRIPTION OF FIRST REGIONAL COMMON STOCK
DESCRIPTION OF THE DEBENTURES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
USE OF PROCEEDS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
POWER OF ATTORNEY
SIGNATURES
EXHIBIT INDEX